CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit 10.19

2211 Old Earhart Rd. Suite 250 ● Ann Arbor MI 48105

January 9, 2021

The Bon Salle Group, Inc.
1632 S. Bayshore Ct. #103
Miami, FL 33133
Attention: Mr. Andrew Bon Salle

Dear Andrew:

We are delighted that you have agreed to serve as a consultant to Home Point Financial Corporation (“Homepoint” or the “Company”). As you are aware, this is an exciting time for the Company, and we are sure you will be an integral part of the Homepoint story!

The purpose of this letter agreement is to set forth the terms of your service to Homepoint and its affiliates, which shall be provided via The Bon Salle Group, Inc. (“BSG”), a corporation that is controlled by Mr. Bon Salle. For purposes of this letter agreement, the terms “you,” “your” and similar descriptors shall be deemed to refer to BSG, provided that the covenants set forth in Annex I shall apply to both BSG and Mr. Bon Salle, individually.

Term, Title and Responsibilities

Homepoint has agreed to engage you as a consultant from January 9, 2021, through December 31, 2022 (the “Initial Term”), provided that following December 31, 2022, the Initial Term shall automatically be extended on a one-year rolling basis (collectively with the Initial Term, the “Term”) unless written notice of termination is provided by either you or Homepoint at least 30 days prior to the expiration of the then current Term. Either party may terminate this letter agreement and the herein described consulting arrangement at any time without cause upon 30 days written notice to the other party.

You shall serve throughout the Term as a consultant to Homepoint and shall devote such time as you reasonably deem appropriate to performing your responsibilities and services hereunder, up to a maximum of 20 hours per week. Mr. Bon Salle shall have no obligation to work from any of Homepoint’s offices and may work remotely with the exception of his in person attendance at mutually agreed upon scheduled meetings from time to time. Mr. Bon Salle’s title shall be “Executive Chairperson.” Mr. Bon Salle will be covered under the Company’s D&O Insurance policy, which shall provide coverages in such scope and with such limits as are customary for similarly situated companies in the mortgage industry.

Homepoint expects that your services will relate primarily to (i) involvement with any initial public offering by Home Point Capital Inc. (“HPC Inc.”), including participation in meetings with potential investors; (ii) advice regarding and management of key investor, agency and regulatory relationships; (iii) review and advice regarding the Company’s business plan, operations, processes and technology; (iv) assistance with the development (e.g., structure, strategy and fundraising) of the Company’s affiliate, Home Point Asset Management LLC; (v) review and advice regarding potential mergers,

homepoint.com

Home Point Financial Corporation d/b/a Homepoint. NMLS No.7706 (For licensing information, go to: www.nmlsconsumeraccess.org). Home Point Financial Corporation does not conduct business under the name, “Homepoint” in IL, KY, LA, MD, NY, or WY. In these states, the company conducts business under the full legal name, Home Point Financial Corporation. 2211 Old Earhart Road, Suite 250, Ann Arbor, MI 48105. Toll-Free Tel: 888-616-6866. For Licensing and Disclaimers visit www.homepointfinancial.com/licenses.

2211 Old Earhart Rd. Suite 250 ● Ann Arbor MI 48105

acquisitions and similar corporate actions; (vi) review and advice regarding senior leadership and other personnel matters; and (vii) such other services as may be requested by the Company’s Chief Executive Officer and/or the Board of Managers of Home Point Capital GP LLC (“HPC GP”) (or, following any initial public offering, the Board of Directors of HPC Inc.). As Executive Chairperson, Mr. Bon Salle also will serve throughout the Term as the Chairperson of the governing board of Homepoint’s parent company (i.e., currently, as Chairperson of the Board of Managers of HPC GP and, following any initial public offering, as Chairperson of HPC Inc.), subject to the terms of the applicable organizational documents.

The advisory services to be performed by you hereunder shall be as an independent contractor, not as an employee of Homepoint. You and Mr. Bon Salle shall be free to use your time not dedicated to performing your responsibilities hereunder to pursue any other business endeavors of your choosing including, without limitation, as an employee, consultant, director, manager, owner, investor or in any other capacity; provided, that you and Mr. Bon Salle remain in compliance with the restrictive covenants set forth in Annex I attached hereto.

Consulting Fee and Other Compensation

As consideration for your services hereunder, Homepoint will pay you a consulting fee at an annual rate of $500,000. Such consulting fee shall be payable bi-weekly in accordance with the Company’s customary payroll practices and procedures and shall be prorated for any partial year during the Term.

You also will be eligible for an annual bonus from Homepoint based on your assistance and contribution to the Company, as well as the Company’s performance. You and the Company shall work together in good faith to establish mutually acceptable performance targets for the annual bonus. The target performance bonus will equal 150% of your annual consulting fee; provided, however, unless you have terminated this letter agreement and the consulting arrangement described herein for any reason or the Company has terminated this letter agreement and the consulting arrangement described herein for Cause1, in either case, prior to December 31, 2021 or December 31, 2022, as applicable, for each of calendar years 2021 and 2022, you will be entitled to receive a minimum annual bonus of $500,000, which amount shall be due and payable on or before March 15 of the year following the calendar year to which such annual bonus relates, irrespective of whether any performance targets are achieved.

1 For purposes of this letter agreement, the term “Cause” shall mean you (i) engage in intentionally dishonest or willful misconduct; (ii) perpetrate a fraud, theft, or embezzlement or misappropriation against or affecting the Company or any of its affiliates; (iii) are indicted on charges of, commit, or are convicted of, or enter a plea of guilty or nolo contendere to, a felony or a crime involving fraud, dishonesty or moral turpitude; or (iv) violate any law or other regulation applicable to the Company or any of its affiliates or breach any of your duties to the Company or any of its affiliates that in each case, for purposes of this clause (iv), materially and adversely affects (economically, reputationally or otherwise) the Company or any of its affiliates, unless such action or conduct is curable and is cured within fifteen (15) days following receipt of written notice from the Company or any such affiliate.

homepoint.com

Home Point Financial Corporation d/b/a Homepoint. NMLS No.7706 (For licensing information, go to: www.nmlsconsumeraccess.org). Home Point Financial Corporation does not conduct business under the name, “Homepoint” in IL, KY, LA, MD, NY, or WY. In these states, the company conducts business under the full legal name, Home Point Financial Corporation. 2211 Old Earhart Road, Suite 250, Ann Arbor, MI 48105. Toll-Free Tel: 888-616-6866. For Licensing and Disclaimers visit www.homepointfinancial.com/licenses.

2211 Old Earhart Rd. Suite 250 ● Ann Arbor MI 48105

Further, you (or Mr. Bon Salle, as determined by HPC LP) are eligible to participate in the Company’s Equity Incentive Plan. Upon commencement of the Term, you (or Mr. Bon Salle) will be granted 500,000 options of the Company’s parent company, Home Point Capital LP (“HPC LP”). Your (or Mr. Bon Salle’s) option agreement will set forth the vesting provisions and the option exercise prices payable by you (or him) upon exercise of such options. In summary, but subject to the complete terms of the option agreement and HPC LP’s 2015 Option Plan (as amended, the “Plan”):

●	50% of your (or Mr. Bon Salle’s) options (the “Time-Vesting Options”) will have an option exercise price of $56.54 per unit of HPC LP, which the Board of Managers of HPC GP has determined to be the fair market value of the options as of the date of grant. 20% of your (or Mr. Bon Salle’s) Time-Vesting Options will be vested upon grant and 20% of the Time-Vesting Options will vest on each of the first four anniversaries of the grant date, subject to Mr. Bon Salle’s and your continued service to the Company and its affiliates; and

●	50% of your (or Mr. Bon Salle’s) options (the “Performance-Vesting Options”) will vest in accordance with the liquidity provisions of the Plan, with (i) 25% of the Performance-Vesting Options having an option exercise price of $70.68; (ii) 25% of the Performance-Vesting Options having an option exercise price of $84.81; (iii) 25% of the Performance-Vesting Options having an option exercise price of $98.95; and (iv) 25% of the Performance-Vesting Options having an option exercise price of $113.08.

Upon any initial public offering of HPC Inc., such options would be converted to options of HPC Inc. consistent with the options granted to members of the Company’s management team and to Homepoint employees (including giving effect to any stock split that may be effectuated in connection with such offering) and will be subject to the terms and conditions of HPC Inc’s 2021 Incentive Plan and a substitute option agreement.

In addition, following any initial public offering of HPC Inc., you (or Mr. Bon Salle, as determined by HPC Inc.) will be granted restricted stock units or other incentive compensation in an amount to be determined by the Compensation Committee of HPC Inc. to be appropriate for HPC Inc.’s Chairperson.

Expense Reimbursement; Benefits

You will be entitled to reimbursement for reasonable travel and other expenses incurred in connection with the performance of your services hereunder in accordance with Homepoint’s policies regarding travel and entertainment expenses upon your submission of reasonable documentation of such expenses. You and Mr. Bon Salle will not be eligible to participate in any benefit program of Homepoint.

Taxes

You are solely responsible for the payment of all income, social security, employment-related, or other taxes incurred as a result of the performance of the services hereunder and for all obligations, reports, and timely notifications relating to such taxes. No amount will be withheld from any payment made by to you hereunder for the payment of social security, federal, state, local or other taxes.

homepoint.com

Home Point Financial Corporation d/b/a Homepoint. NMLS No.7706 (For licensing information, go to: www.nmlsconsumeraccess.org). Home Point Financial Corporation does not conduct business under the name, “Homepoint” in IL, KY, LA, MD, NY, or WY. In these states, the company conducts business under the full legal name, Home Point Financial Corporation. 2211 Old Earhart Road, Suite 250, Ann Arbor, MI 48105. Toll-Free Tel: 888-616-6866. For Licensing and Disclaimers visit www.homepointfinancial.com/licenses.

2211 Old Earhart Rd. Suite 250 ● Ann Arbor MI 48105

Covenants

You and Mr. Bon Salle acknowledge that as a consultant to Homepoint and as Executive Chairperson you and Mr. Bon Salle will have possession of and access to valuable business information and, in consideration of the consulting fee and other compensation offered hereby, you and Mr. Bon Salle agree to the covenants set forth on Annex I to this letter agreement.

* * * *

homepoint.com

Home Point Financial Corporation d/b/a Homepoint. NMLS No.7706 (For licensing information, go to: www.nmlsconsumeraccess.org). Home Point Financial Corporation does not conduct business under the name, “Homepoint” in IL, KY, LA, MD, NY, or WY. In these states, the company conducts business under the full legal name, Home Point Financial Corporation. 2211 Old Earhart Road, Suite 250, Ann Arbor, MI 48105. Toll-Free Tel: 888-616-6866. For Licensing and Disclaimers visit www.homepointfinancial.com/licenses.

2211 Old Earhart Rd. Suite 250 ● Ann Arbor MI 48105

Andrew, we are excited to have you join the Homepoint team as our Executive Chairperson. If you are in agreement with these terms, please sign and return a copy to me at your earliest convenience.

Sincerely,

/s/ Willie Newman
Willie Newman
President and CEO

Agreed and Accepted:		Date:

The Bon Salle Group, Inc.

By:	/s/ Andrew Bon Salle	January 9, 2021
Andrew Bon Salle, President

Agreed and Accepted
with respect to the covenants
set forth in Annex I:	Date:

/s/ Andrew Bon Salle	January 9, 2021
Andrew Bon Salle

homepoint.com

Home Point Financial Corporation d/b/a Homepoint. NMLS No.7706 (For licensing information, go to: www.nmlsconsumeraccess.org). Home Point Financial Corporation does not conduct business under the name, “Homepoint” in IL, KY, LA, MD, NY, or WY. In these states, the company conducts business under the full legal name, Home Point Financial Corporation. 2211 Old Earhart Road, Suite 250, Ann Arbor, MI 48105. Toll-Free Tel: 888-616-6866. For Licensing and Disclaimers visit www.homepointfinancial.com/licenses.

2211 Old Earhart Rd. Suite 250 ● Ann Arbor MI 48105

Annex I

For purposes of this Annex I, the terms “you,” “your” and similar descriptors shall be deemed to refer to both BSG and Mr. Bon Salle, individually.

Confidentiality

Except as otherwise necessary or advisable in the performance of your duties under this letter agreement, you agree to:

a)	hold in the strictest confidence and not (x) use in any manner detrimental to the business of the Company and its affiliates, or (y) disclose, publish or divulge, directly or indirectly, to any Person, any Confidential Information regarding the Company, any of its affiliates or Stone Point Capital LLC (“SPC”) and investment funds managed by SPC (each a “Protected Person”);

b)	use such Confidential Information only in relation to the Company and its affiliates and only for its and their valid business purposes; and

c)	take such other protective measures as may be or become reasonably necessary to preserve the confidentiality of such Confidential Information.

For the purpose of this letter agreement, the term “Confidential Information” shall include, with respect to each Protected Person, all data, information, reports, interpretations, forecasts and records, financial or otherwise, including information related to the financial performance and results of the business of the Company and its affiliates that is not available to the general public. The term “Confidential Information” does not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure by you (or at your direction); (ii) was or becomes available to you on a non-confidential basis from a source other than the Protected Person; provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to such Protected Person with respect to such information; (iii) is developed independently by you without the use of any Confidential Information (other than in your capacity as an officer, manager, director or consultant of the Company or any of its affiliates); (iv) is required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by any law, rule or regulation, or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standards, after notice of such requirement has been given to the Protected Person, and the Protected Person has had a reasonable opportunity to oppose such disclosure; or (v) is disclosed with the written approval of (A) the Company with respect to Confidential Information related to the Company or its affiliates or (B) SPC with respect to Confidential Information related to SPC and investment funds managed by SPC. The term “Person” means and includes any individual, corporation, partnership, association, limited liability company, trust, estate or other entity.

Upon the Company’s request at any time following the termination of this letter agreement and the consulting arrangement described herein or any other time as requested by the Company, you shall deliver to the Company (or, if requested by the Company, destroy and certify in writing as to such destruction), and not retain for your or any other Person’s use, any and all records, electronic

homepoint.com

Home Point Financial Corporation d/b/a Homepoint. NMLS No.7706 (For licensing information, go to: www.nmlsconsumeraccess.org). Home Point Financial Corporation does not conduct business under the name, “Homepoint” in IL, KY, LA, MD, NY, or WY. In these states, the company conducts business under the full legal name, Home Point Financial Corporation. 2211 Old Earhart Road, Suite 250, Ann Arbor, MI 48105. Toll-Free Tel: 888-616-6866. For Licensing and Disclaimers visit www.homepointfinancial.com/licenses.

2211 Old Earhart Rd. Suite 250 ● Ann Arbor MI 48105

data, files, memoranda, documents and materials of any type, and all copies, excerpts and notes thereof containing any Confidential Information or other information or material of or concerning any customers, prospective customers, brokers, consultants, funding sources, services, projects, programs or business of the Company or any of its affiliates, about which you obtain knowledge during the course of your service to the Company and its affiliates. Your confidentiality obligations hereunder shall survive for two years after the termination of this letter agreement and the consulting arrangement described herein.

Homepoint acknowledges that in connection with any non-Homepoint activities, you may possess or have access to material, non-public information regarding third parties and you agree that you will not knowingly share any of such information with the Company or any of its affiliates.

Nothing contained in this letter agreement restricts your ability to report matters to the SEC or to take any other action in conformance with the SEC’s Whistleblower Rules under Section 21F of the U.S. Securities and Exchange Act of 1934.

Anti-Money Laundering Policy

You are expected to adhere to Home Point’s Anti-Money Laundering Policy and supporting procedures. Failure to comply with such policy and procedures may result in a range of disciplinary actions, up to and including termination of this letter agreement and the consulting arrangement described herein.

Non-Competition

During the Term and for a period of six (6) months thereafter (the “Restricted Period”), without the prior written consent of the Company, you agree not to directly or indirectly, on your behalf or on behalf of any other Person (i) engage in any Competing Business in the United States or (ii) become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any Person engaged in a Competing Business, except that you may hold up to 1% of the outstanding securities of any class of any publicly traded securities of any company. The term “Competing Business” means (i) the business of originating and servicing residential mortgage loans, (ii) the business of raising and managing third-party capital to invest in mortgage servicing rights and issuing and investing in securities backed thereby, and (iii) any business that the Company or any of its affiliates is engaged in or actively developing, or planning to engage or actively develop during the Term, provided that with respect to this clause (iii) you are (or were) actively involved in the development of such business. Notwithstanding anything herein to the contrary, this non-competition covenant shall not prohibit you from serving on the boards of directors (or similar governing body) of, or holding an advisory or consulting position with, any of the entities Identified on Confidential Schedule A.

Non-Interference

During the Restricted Period, you agree not to directly or indirectly, on your behalf or on behalf of any other Person: (i) induce or attempt to induce any customer, broker, client, supplier, licensee, distributor, funding source or business relation of the Company or any of its affiliates to withdraw, decrease or cancel its business (or otherwise negatively interfere) with the Company or any of its

homepoint.com

Home Point Financial Corporation d/b/a Homepoint. NMLS No.7706 (For licensing information, go to: www.nmlsconsumeraccess.org). Home Point Financial Corporation does not conduct business under the name, “Homepoint” in IL, KY, LA, MD, NY, or WY. In these states, the company conducts business under the full legal name, Home Point Financial Corporation. 2211 Old Earhart Road, Suite 250, Ann Arbor, MI 48105. Toll-Free Tel: 888-616-6866. For Licensing and Disclaimers visit www.homepointfinancial.com/licenses.

2211 Old Earhart Rd. Suite 250 ● Ann Arbor MI 48105

affiliates; or (ii) attempt to do any of the foregoing, or assist, entice, induce or encourage any other Person to do or attempt to do any activity which, were it done by you, would violate this covenant.

Non-Solicitation of Employees

You agree that you shall not, directly or indirectly, on your behalf or on behalf of any other Person, for a period of two (2) years after the termination of this letter agreement and the consulting arrangement described herein (i) solicit, induce, recruit or encourage any employee of the Company or any of its affiliates to leave such employee’s employment, or take away such employees, or (ii) attempt to solicit, induce, recruit, encourage or take away any such employees.

Non-Disparagement

You agree that you shall not, directly or indirectly, on your behalf or on behalf of any other Person, (i) take any action that is intended, or could reasonably be expected, to harm, disparage, defame, slander or lead to unwanted or unfavorable publicity for any Protected Person, or otherwise take any action that could reasonably be expected to detrimentally affect the reputation, image, relationships or public view of any Protected Person or (ii) attempt to do any of the foregoing, or assist, entice, induce or encourage any other Person to do or attempt to do any activity which, were it done by you, would violate this covenant; provided, however, that you shall not be prohibited by this covenant from (x) making truthful statements when required by order of a court or other body of competent jurisdiction or as required by law or (y) taking any good faith action to enforce legal or contractual rights, or pursuing in good faith claims relating thereto, against a Person.

Acknowledgement

You acknowledge that you have carefully read and considered all the terms and conditions of this letter agreement, including the restraints imposed upon you pursuant to this Annex I. You agree that each of the restraints contained herein are necessary for the protection of the goodwill, Confidential Information and other legitimate interests of the Company and its affiliates; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent you from obtaining suitable employment and/or consulting engagements during the period in which you are bound by such restraints. You further acknowledge that, were you to breach any of the covenants contained in this Annex I, the damage to the Company and its affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to seek injunctive relief against any breach or threatened breach by you of any such covenants, without having to post bond. You and the Company further agree that, in the event that any provision of this Annex I shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Notwithstanding anything contained herein to the contrary, the provisions of this Annex I shall survive the termination of this letter agreement and the consulting arrangement described herein in accordance with their express terms.

homepoint.com

Home Point Financial Corporation d/b/a Homepoint. NMLS No.7706 (For licensing information, go to: www.nmlsconsumeraccess.org). Home Point Financial Corporation does not conduct business under the name, “Homepoint” in IL, KY, LA, MD, NY, or WY. In these states, the company conducts business under the full legal name, Home Point Financial Corporation. 2211 Old Earhart Road, Suite 250, Ann Arbor, MI 48105. Toll-Free Tel: 888-616-6866. For Licensing and Disclaimers visit www.homepointfinancial.com/licenses.

2211 Old Earhart Rd. Suite 250 ● Ann Arbor MI 48105

Confidential Schedule A

[***]

homepoint.com

Home Point Financial Corporation d/b/a Homepoint. NMLS No.7706 (For licensing information, go to: www.nmlsconsumeraccess.org). Home Point Financial Corporation does not conduct business under the name, “Homepoint” in IL, KY, LA, MD, NY, or WY. In these states, the company conducts business under the full legal name, Home Point Financial Corporation. 2211 Old Earhart Road, Suite 250, Ann Arbor, MI 48105. Toll-Free Tel: 888-616-6866. For Licensing and Disclaimers visit www.homepointfinancial.com/licenses.